Exhibit 10(w)

TXU Execution Copy

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made by and between TXU CORP. (“Company”) and David Campbell (“Executive”), and is dated as of September 28, 2007.

WITNESSETH:

WHEREAS, Company entered into an Employment Agreement (“Agreement”) with Executive dated as of May 14, 2004;

WHEREAS, TXU Corp, Texas Energy Future Holdings Limited Partnership (“TEF LP”), and Texas Energy Future Merger Sub Corp. (“Merger Sub”) have entered into an Agreement and Plan of Merger dated as of February 25, 2007 (“Merger Agreement”) pursuant to which the Company is to merge into Merger Sub (“the Transaction”);

WHEREAS, In connection with discussions between TEF LP and Executive regarding Executive’s employment arrangements following the closing of the Transaction (“Merger” or “Closing”);

WHEREAS, In order to retain and motivate Executive to continue to contribute to the productivity of the Company, whether or not the Merger occurs; and

WHEREAS, Company and Executive wish to execute this Amendment to the Agreement to clarify the benefits and compensation that will be provided to Executive both in the event of the Merger and in the event the Merger does not occur.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

1. Section 1.2 of the Agreement is hereby amended to read in its entirety as follows:

1.2 Positions. Company shall employ Executive in the position of Executive Vice President and Chief Financial Officer, reporting to the Company’s Chief Executive Officer. In this capacity, Executive serves as the Company’s principal financial officer, coordinates its overall risk management strategy, and participates in developing and implementing the strategies of the Company and its subsidiaries. Executive shall also serve as the Company’s Chief Risk Officer and will be responsible for reporting on the key risks of the Company to the Audit Committee of the Company’s Board of Directors.

2. Section 2.3(a) of the Agreement is amended to read in its entirety as follows:

(a) the assignment to Executive of duties materially inconsistent with the duties associated with the position described in Section 1.2 or the removal of Executive from any such positions;

3. Section 2.3(b) of the Agreement is amended to read in its entirety as follows:

(b) a material diminution in the nature or scope of Executive’s authority, responsibilities, titles or reporting relationships, from those listed in Section 1.2;

4. Section 2.3(f) of the Agreement is amended to read in its entirety as follows:

(f) a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for thirty (30) days following written notice from the Executive to Company of such breach, it being agreed that any reduction in the Executive’s then current annual base salary, any reduction in the Executive’s then current Target Bonus (as defined in Section 3.3) or any failure to make the annual awards provided for in Section 3.4, shall constitute a material breach by Company of this Agreement;

5. If and only if the Transaction occurs, effective upon Closing, the last paragraph of Section 2.3 of the Agreement is amended to read in its entirety as follows:

For purposes of this Agreement: (i) a termination of employment by Executive under of any of clauses (a) through (f) shall constitute a termination of employment by Executive for “Good Reason”; (ii) a termination of employment by Executive under clause (g) during the thirty (30) day period commencing on the six (6) month anniversary of the Closing shall constitute a termination of employment by Executive for “Good Reason” (under Section 4.5 “Termination Following Change in Control”); and (iii) a termination of employment by Executive under clause (g) other than during the thirty (30) day period commencing on the six (6) month anniversary of the Closing shall constitute a termination of employment by Executive “without Good Reason”.

6. The first sentence of Section 3.1 of the Agreement is amended to read in its entirety as follows:

Executive shall receive an annual base salary of $382,000, or such higher amounts as determined in the sole discretion of the Company.

7. The second sentence of Section 3.3 of the Agreement is amended to read in its entirety as follows:

For purposes of this Agreement, Executive’s “Target Bonus” shall be 60% of Executive’s annualized base salary, or such higher percentage as determined in the sole discretion of the Company.

8. The first sentence of Section 3.4 of the Agreement is amended to read in its entirety as follows:

Executive will be entitled to receive annual performance-based awards under and subject to the terms of the TXU Long-Term Incentive Compensation Plan and/or the 2005 Omnibus Incentive Plan (“Omnibus Plan”) (referred to jointly or severally, as applicable, “LTICP”) each year during the Term of this Agreement commencing in 2004, and any share amounts listed herein shall be adjusted to account for the two (2) for one (1) split of TXU Corp. common stock that occurred on December 8, 2005 and any future splits.

9. The first sentence of Section 3.5(c) of the Agreement is amended to read in its entirety as follows:

(c) The Additional Retirement Compensation shall be payable at the time and in the form as provided under the Supplemental Retirement Plan.

10. The Agreement is amended to add a new Section 3.9 to read as follows:

3.9 Treatment of Outstanding Performance Unit Awards. Notwithstanding any other provision contained in this Agreement or any agreement underlying any award issued to Executive under the LTICP to the contrary, any performance units awarded to the Executive and outstanding under the LTICP at the time of a Change of Control Event (as defined in this Section 3.9) to the extent not previously vested shall become fully vested at such time. In the event the consideration to be received by shareholders in connection with a Change in Control Event is solely cash, the performance units shall be valued based upon the product of (x) the number of shares payable pursuant to each performance award (adjusted to reflect the Company’s attainment or non-attainment of the performance criteria set forth in the applicable award agreement), and (y) the Sale Price; provided, however, that with respect to awards granted in 2007, the awards shall be subject to any caps on the performance achievement levels specified in the applicable award agreement. The determination of the adjustment (if any) set forth in clause (x) above shall be made by the Organization and Compensation Committee of the Company’s Board of Directors prior to the effective time of such Change in Control Event and, for performance units based on relative total shareholder return, measured based on (a) of the applicable peer companies, total shareholder return from the beginning of the relevant performance period through the close of trading on the New York Stock Exchange (or, in the case of peer companies whose shares do not trade on the New York Stock Exchange, the primary exchange on which such shares are traded) on the last trading day prior to the Change in Control Event, as compared to and measured against (b) the Company’s total shareholder return from the beginning of the relevant performance period through the effective time of the Change in Control Event, using the Sale Price as defined in this Section 3.9 as the value of the Company’s common stock on such effective time. The value of the LTICP award(s) shall be paid to Executive in cash on the later of (i) the date of the Change in Control Event, and (ii) January 2, 2008. This Section 3.9 shall not operate to defer the payment of performance units that become payable prior to the occurrence of a Change in Control Event. For purposes hereof, a “Change in Control Event” shall mean one or more acquisitions, by any individual, entity or group (within the meaning of Treas. Reg. §§1.409A-3(i)(5)(v)(B) and (vi)(D)) (a “Person”) that results in (i) the ownership by such Person of more than 90% of the outstanding voting securities of the Company; and (ii) neither the Company nor the acquiring Person (or any affiliate of the Company or the acquiring Person) having any publicly traded voting equity securities on any public securities exchange. For purposes hereof, the “Sale Price” shall mean the price per share of Company common stock to be paid by an acquiror as set forth in the applicable transaction document (which in the case of the Transaction shall be the Per Share Merger Consideration, as defined in the Merger Agreement) or if there is no price per share set forth in the applicable transaction document, the Fair Market Value, as defined in the LTICP, per share on the day before the Change in Control Event.

11. Section 4.2(d) of the Agreement is amended to read in its entirety as follows:

(d) Any amount of Executive’s accounts under the TXU Deferred and Incentive Compensation Plan (“DICP”) and the TXU Salary Deferral Program (“SDP”) (valued as of the date of such termination in accordance with the valuation methodology used under such plans) that would otherwise be forfeited, shall become fully vested. Furthermore, any account Executive may hold under the DICP shall be credited with the matching contributions that would have been made on behalf of Executive under the DICP had Executive continued to defer salary under the DICP at the rate in effect as of the date of such termination for an additional twelve (12) months. Notwithstanding anything contained herein, Executive’s accounts under the DICP and/or SDP shall be paid to Executive at such time and in such form as otherwise payable under the terms of the DICP and/or SDP, as applicable.

12. If and only if the Transaction occurs, effective upon the Closing, Section 4.5(c) of the Agreement is amended to read in its entirety as follows

(c) All outstanding LTICP Awards shall not forfeit and shall be paid at the times and in the amounts provided for in, and subject to the terms and conditions of, Section 3.9. In addition, notwithstanding any other provision contained in this Agreement or any agreement underlying any award issued to Executive under the LTICP to the contrary, and subject to clause (iv) below, all obligations related to ungranted awards that would have been made to Executive under the LTICP pursuant to Section 3.4 on or prior to the expiration date of the initial 5-year Term shall be satisfied in the following way:

(i)	If the Executive shall not have received a grant of an award under the LTICP with respect to 2008 or 2009, Executive shall receive an immediate payment in cash in an amount equal to the Per Share Merger Consideration (as defined in the Merger Agreement) multiplied by 80,000.

(ii)	If the Executive shall have received an award under the LTICP with respect to 2008, but not with respect to 2009, Executive shall receive an immediate payment in cash in an amount equal to the Per Share Merger Consideration multiplied by 40,000.

(iii)	If the Executive shall have received awards under the LTICP with respect to 2008 and 2009, no additional payment or awards shall be made to Executive under this Section 4.5(c) and Executive shall have no right to any payment of any additional amount or grant of any additional award under this Section 4.5(c).

(iv)	Notwithstanding clauses (i) through (iii) above, if such termination occurs prior to the end of the 7 month anniversary of the Closing, then Executive shall receive an immediate payment in cash in an amount equal to the Per Share Merger Consideration (as defined in the Merger Agreement) multiplied by 80,000, reduced by any cash payment previously received in respect of any annual LTICP Award for 2008 or 2009 granted pursuant to Section 3.4, and such payment shall extinguish any and all rights Executive may have to any annual LTICP awards for 2008 or 2009, whether or not such awards are outstanding at the time of such termination.

13. Section 4.5(d) of the Agreement is amended to read in its entirety as follows:

(d) Any amount of Executive’s accounts under the TXU Deferred and Incentive Compensation Plan (“DICP”) and the TXU Salary Deferral Program (“SDP”) (valued as of the date of such termination in accordance with the valuation methodology used under such plans) that would otherwise be forfeited, shall become fully vested. Furthermore, any account the Executive may have under the DICP shall be credited with the matching contributions that would have been made on behalf of Executive under the DICP had Executive continued to defer salary under the DICP at the rate in effect as of the date of such termination for an additional twenty-four (24) months. Notwithstanding anything contained herein, Executive’s accounts under the DICP and/or SDP shall be paid to Executive at such time and in such form as otherwise payable under the terms of the DICP and/or SDP, as applicable

14. Section 4.6 of the Agreement is amended to add the following to the end thereof.

Notwithstanding anything contained in this Section 4.6, in no event shall Executive become entitled to any indemnity, payment or benefit in respect of any taxes, interest or penalties under Section 409A of the Code arising out of, or in connection with, or otherwise related to any payment to which Executive may become entitled due to the changes effected by this Amendment (other than the amendments to Sections 3.5(c), 4.2(d) or 4.5(d)); provided, however, that this sentence shall not reduce or eliminate any right to indemnity relating to 409A except to the extent resulting from changes effected by this Amendment (other than the amendments to Sections 3.5(c), 4.2(d) or 4.5(d)). Based on the information and legal analysis of which the Parties are currently aware, the Parties agree that the Company is not required, nor does it intend, to withhold any Section 409A taxes from any such payments nor report any amounts as subject to Section 409A taxes on Executive’s Form W-2.

Any payments made pursuant to the Agreement will be reduced by normal required income and employment tax withholding and will be reported as income on the Executive’s Form W-2 for the year in which payment occurs. To the extent that the payments constitute excess parachute payments under Section 280G and if Executive is entitled to be grossed-up for the excise taxes related thereto, the Company shall: (1) pay all of the excise taxes owed with respect to the payment no later than on the business day following the date of payment, (2) impute such taxes paid into the income of Executive, and (3) pay all taxes related to such income imputation no later than on the business day following the date of payment. As a result of the foregoing tax payments by the Company, the payment made to Executive will not be reduced by any such excise taxes or additional taxes on the imputed income. The Company shall report such additional income and the total amount of taxes paid on Executive’s Form W-2 for the year of payment. Any other gross-up payment to which Executive is entitled under this Agreement will be paid at the time when the relevant tax is due. For the avoidance of doubt, this second paragraph of Section 13 of this Amendment shall not operate to reduce or eliminate any gross-up payment to which Executive is entitled under Section 4.6, but merely clarifies the timing of such payments.

14. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

TXU Corp.

By:	/s/ C. John Wilder
C. John Wilder
Chairman and Chief Executive Officer

Executive

/s/ David A. Campbell
David Campbell